Exhibit 10.1

Gregory L. Cauthen

4528 Maple Street

Bellaire, TX 77401

Dear Greg:

You have notified Transocean Offshore Deepwater Drilling Inc. (the “Company”) that you have elected to terminate your employment as of August 31, 2009. The Company desires to secure your services in a consulting capacity following your termination of employment, and you have agreed to provide these services. In connection therewith, the Company and you agree to the terms of this agreement (“Agreement”) as follows:

1.	CONSULTING ARRANGEMENT

You will resign as an officer, director, and employee of the Company and its affiliates, as applicable, including as an officer of Transocean Ltd., effective August 31, 2009. Thereafter, you will become a consultant to the Company from September 1, 2009 until the earlier of any termination under Section 5 herein, or August 31, 2010 (the “Consulting Period”).

2.	FEES

During the Consulting Period, you will receive a monthly consulting fee of $44,583.33.

3.	DUTIES

Subject to Paragraph 4, below, during the Consulting Period you agree to be on call with reasonable notice at reasonable times to work on special projects as selected by the Company, including, but not limited to, tax planning and reporting, evaluation and due diligence with respect to proposed transactions, and system design and enterprise resources planning (ERP). You acknowledge that during the Consulting Period you will be an "independent contractor" and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship during that time. You will have no authority to act as an agent of the Company or its affiliates, including Transocean Ltd., and you shall not represent to the contrary to any person. Although the Company may specify the tasks to be performed by you and may control and direct you in that regard, the Company shall not control or direct you as to the details or means by which such tasks are accomplished.

4.	OTHER EMPLOYMENT

You will continue to be bound as a consultant with the standards of conduct required of consultants including but not limited to the Company’s Code of Business Conduct and Ethics and the Company’s Insider Trading and Confidential Information Policy. The Company understands that you may seek a board of directors position, employment or consulting opportunities with its customers, competitors or suppliers and consents to such provided that you continue to preserve Company’s confidential information. Provided however, that in the event you seek a board of directors’ position, employment or consulting opportunities with a competitor of the Company, written consent by the Company’s Chief Executive Officer will be required. The Company agrees to structure your consulting services so as not to unreasonably conflict or interfere with any future employment or consulting work.

5.	TERMINATION

The Company may terminate this Agreement only for “good cause” upon ten (10) business days’ written notice of any breach and your failure to promptly cure such breach. Good cause shall mean material breach of the obligations set forth in Paragraphs 1, 3, 4, 10, 11, 12 or 13 of this Agreement. You may voluntarily terminate your employment prior to August 31, 2009, and may voluntarily terminate the consulting arrangement during the Consulting Period at any time with written notice to the Company. The benefits set forth below in Section 6 are contingent upon your continued service through August 31, 2009, unless terminated earlier by the Company.

6.	BENEFITS

You will participate in the Company benefits only as set forth below. Your participation is further subject to the terms and conditions of each individual plan pursuant to any elections made by you. In addition, your participation is subject to any of the benefit plans being amended, changed or terminated by the Company at its sole discretion.

(A)	BONUS

You will participate in the Company’s Performance Award and Cash Bonus Plan for calendar year 2009 through August 31, 2009. Your bonus opportunity is 75% of your actual base salary earnings for January through August 31, 2009. Payment, if any as determined by the Executive Compensation Committee of the Board of Directors, will be made in early 2010 as per normal practice.

(B)	LONG TERM INCENTIVE AWARDS

You will not receive additional awards under the Company’s Long Term Incentive Plan (“LTIP”).

All awards previously granted under the LTIP will, for purposes of this Agreement, be treated as if the Company has terminated your employment for its convenience (“Convenience of the Company”) on August 31, 2009. For the

avoidance of doubt, the following provides detail regarding the award treatment with respect to restricted stock awards (“RSAs”), contingent deferred units (CDUs) and non-qualified stock options (NQ Options):

Grant Date	Unvested RSAs Held on [08/30/09]	Forfeited End Of [8/31/09]	Vested End Of [8/31/09]
07/21/2007	3,010	0	3,010
02/12/2008	3,021	0	3,021

Grant Date	CDUs Held on 08/31/09	Forfeited End Of 8/31/09		Vested End Of 8/31/09
07/09/2008	7,121	TBD	*	TBD	*
02/12/2009	19,745	TBD	*	TBD	*

* In the event of a termination of employment for the “Convenience of the Company,” you receive a pro-rata portion of outstanding CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had your employment not been terminated by a fraction, the numerator of which is the number of calendar days you were employed during the performance cycle (which for purposes of this Agreement is 419 days for the 7/09/08 award and 201 days for the 2/12/09 award) after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date (906 and 1,053, respectively for the 7/09/08 and 2/12/09 awards. The determination of the vested awards will be made within the first 60 days of 2011 for the 7/09/08 award and 2012 for the 2/12/09 award and the distribution of the vested portion of the award will be made on March 15, 2011 and 2012, respectively.

Grant Date	Type of Award	Exercise Price	Held on 8/31/09	Vested Before 8/31/09	Vested End of 08/31/09	Forfeited End of 08/31/09	Vested & Exercisable on 9/1/09	Exercise Period Ends
7/9/2008	NQ Option	$144.32	19,779	6,593	6,593	13,186	6,593	7/9/2018

2/12/2009	NQ Option	$60.19	40,727	0	0	40,727	0	N/A

You should review the applicable grant letters as to specific treatment under the Convenience of the Company termination provision.

(C)	U.S. SAVINGS PLAN

As of September 1, 2009, you will no longer be able to participate in the U.S. Savings Plan. The payment of your benefit under the U.S. Savings Plan will be made in accordance with the applicable terms of that plan based on your termination date of August 31, 2009.

(D)	U.S. RETIREMENT PLAN

As of September 1, 2009, you will no longer be able to participate in the U.S. Retirement Plan. The payment of your benefit under the U.S. Retirement Plan will be made in accordance with the applicable terms of that plan based on your termination date of August 31, 2009.

(E)	PENSION EQUALIZATION PLAN

You will receive a lump sum payment of $1,190,598 in full satisfaction of your benefit under the Pension Equalization Plan, which you acknowledge is in excess of the amount to which you would otherwise be entitled under the terms of that plan. You will receive this payment in accordance with the payment timing provisions of the Pension Equalization Plan, including the provisions applicable to “specified employees” pursuant to Section 409A.

(F)	DEFERRED COMPENSATION PLAN

As of March 31, 2009, your balance in the Deferred Compensation Plan was $86,407.33. The payment of your benefit under the Deferred Compensation Plan will be made in accordance with the applicable terms of that plan based on your termination date of August 31, 2009.

(G)	WELFARE BENEFITS

You shall continue to receive the Company’s group medical insurance benefits at Company expense until August 31, 2009, which date shall be the “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If you timely elect to continue your group medical insurance benefits under COBRA following such date, you will not be eligible for benefits under the Company’s retiree health plans. If you waive your right to continue to receive the Company’s group medical insurance benefits under COBRA (by failing to elect COBRA by the applicable deadline), then as of September 1, 2009, you will be deemed to have met the requirements for coverage under the Company’s retiree health plans, as and to the extent such plans are in effect from time to time, with the proviso that if you secure other employment, such retiree health coverage will be secondary to any coverage by such other employer. As a condition to coverage, you will be required to pay the full cost of the retiree health plan in which you participate, as determined by the Company.

(H)	SHORT TERM DISABILITY (Sick Pay)

As of September 1, 2009, you will not be eligible for sick pay under the Company’s medical leave of absence policies.

(I)	LONG TERM DISABILITY

As of September 1, 2009, you will not be eligible for long term disability coverage.

(J)	VACATION

You will receive a lump sum payment no later than September 15, 2009 for any earned, unused vacation accrued through August 31, 2009. No vacation will accrue after August 31, 2009.

(K)	SEVERANCE

You will not be eligible to participate in any severance plan or arrangement established by the Company or its affiliates, including Transocean Ltd., and you agree that you will have no right to claim a benefit under any severance plan or arrangement after the date of this Agreement.

(L)	OTHER PERQUISITES

Any other benefits or perquisites not listed above or otherwise limited and not afforded consultants of the Company will cease as of August 31, 2009.

7.	WAIVER AND RELEASE

In exchange for this Agreement you agree, on behalf of yourself, your heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on your behalf as follows:

You irrevocably and unconditionally release, acquit, and forever discharge Transocean Offshore Deepwater Drilling Inc., Transocean Ltd., and their predecessors, successors, parent and affiliated companies (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom Transocean could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to you, arising from or related in any way to your employment or termination of your employment with Transocean and/or any of the Released Parties and occurring through the date you sign and return this Agreement.

You acknowledge that this Agreement is your knowing and voluntary waiver of all rights or claims arising before you accept and return this Agreement, as indicated below. You understand and agree that your waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended; the Older Worker Benefit Protection Act; the Family and Medical Leave Act of 1993; the Texas Workers’ Compensation Act; the Texas Labor Code; the Employee Retirement Income Security Act of 1974, as amended; all state and federal statutes and regulations; and the common law, whether based in law or equity, in tort or contract. You further acknowledge and agree that your waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which you are already entitled.

You further acknowledge and agree that Transocean has no obligation to reemploy, rehire or recall you, and promise that you shall not apply for re-employment with the Transocean Group.

8.	REVOCATION

Under the Age Discrimination in Employment Act of 1967, as amended, you have seven (7) days after execution of this Agreement to rescind this Agreement. You understand that the effectiveness of this Agreement is conditional on your executing this Agreement and your not taking any action to revoke this Agreement during the seven day revocation period. If you exercise your right and revoke this Agreement, then this Agreement will not become effective.

9.	SUPPLEMENTAL WAIVER AND RELEASE

Upon termination of the consulting arrangement, you agree to execute and return the Supplemental Waiver and Release Agreement attached hereto as Exhibit A. Upon execution and non-revocation of the Supplemental Waiver and Release Agreement, the Company agrees to make a lump sum payment of $75,000, less applicable taxes

10.	MISCELLANEOUS

You warrant, acknowledge and agree that:

a.	Your acceptance of this Agreement is completely voluntary;

b.	You have had the opportunity to consider this Agreement for twenty-one (21) days (or until June 10, 2009), though you understand that you may accept sooner than 21 days if you choose;

c.	You are hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

d.	If you accept this Agreement, you have 7 days following the execution of this Agreement to revoke your acceptance;

e.	This Agreement shall not become effective or enforceable until the 7-day revocation period has expired;

f.	You are receiving under this Agreement consideration of value in addition to anything to which you are already entitled;

g.	You do not waive any claims or rights that may arise after the date you sign and return this Agreement.

h.	You understand that this Agreement includes a release and waiver of all claims, known and unknown, past or present;

i.	You are fully competent to execute this Agreement, which you understand to be a binding contract;

j.	You accept this Agreement including the waiver and release of your own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing in the Agreement;

k.	You understand that the Company is relying upon the truthfulness of the statements you make in the Agreement and you understand that the Company would not enter into this Agreement if you did not make each of the representations and promises contained in the Agreement.

11.	COOPERATION

You agree to reasonably cooperate with and make yourself available on a continuing basis to the Transocean Group and their representatives and legal advisors in connection with any matters in which you are or were involved during your employment with the Company or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by the Company. You also agree to promptly send the General Counsel copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such matters involving or relating to the Transocean Group, unless you are expressly prohibited by law from so doing. You agree not to cooperate voluntarily in any third party claims against the Transocean Group. You agree that nothing in this Agreement restricts your ability to appropriately respond to a subpoena or other request from the Government or regulators. The Company agrees to reimburse you for your reasonable out-of-pocket expenses (including the expenses related to retaining counsel) incurred in connection with the performance of your obligations under this section or otherwise in connection with matters related to your employment by the Company or related to your provision of consulting services to the Company.

12.	NON-DISPARAGEMENT

You agree not to disparage the Company, the Company’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process or applicable law.

13.	NON-SOLICITATION OF EMPLOYEES

You agree that during the term of your employment under this Agreement and for a period of two years following any termination under Section 5 herein, you will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for yourself or any other person or entity.

14.	ENFORCEMENT OF AGREEMENT

No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees or consultants shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement. Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

15.	CHOICE OF LAW

This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

16.	NOTICES.

Notices provided for in Paragraph 5 of this Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender. Notices to you by the Company shall be delivered to the last address you have filed, in writing, with the Company, and notices by you to the Company shall be delivered to Executive Vice President, Human Resources and IT at the principal office in Houston, Texas.

17.	TAXES.

You understand and agree (i) the Company will not withhold on your behalf any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body with respect to the consulting fees paid under Section 2, (iii) all of such payments, withholdings, and benefits, if any, are your sole responsibility.

18.	SECTION 409A.

The Agreement is intended to comply with the provisions of Section 409A of the Code and applicable Treasury authorities (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation under Section 409A. This Section 18 does not create an obligation on the part of Company to modify the Agreement in the future and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A:

(i) Pursuant to the applicable standards regarding termination from employment for purposes of Section 409A and the applicable Treasury Regulations under 1.409A-1(h)(1)(ii), you and the Company acknowledge that you will have a separation from service for purposes of determining the timing of payment of deferred compensation to which you are entitled as of August 31, 2009.

(ii) Each of the payments due to you under Section 2 of this Agreement are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F). As a result, payments under Section 2 that are by their terms scheduled to be made on or before March 15, 2010 are exempt from the requirements of Code Section 409A. Continued medical benefits are intended to satisfy the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC.

/s/ Cheryl D. Richard	May 21, 2009
Cheryl D. Richard	Date

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

After having the opportunity to consider this Agreement for up to twenty-one (21) days, I hereby accept this Agreement and agree to be bound by the terms and conditions stated in it.

Accepted this 21st day of May 2009.

/s/ Gregory L. Cauthen
Gregory L. Cauthen

Exhibit A

SUPPLEMENTAL WAIVER AND RELEASE AGREEMENT

In exchange for the payment and the other promises made by Transocean Offshore Deepwater Drilling Inc. (“Transocean”) in this Supplemental Waiver and Release Agreement (“Agreement”), I, Gregory L. Cauthen, on behalf of myself, my heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on my behalf, promise and agree as follows:

I irrevocably and unconditionally release, acquit, and forever discharge Transocean and its predecessors, successors, parent and affiliated companies (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom Transocean could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to me, arising from or related in any way to my employment and termination of my employment with Transocean and/or any of the Released Parties and occurring through the date I sign and return this Agreement.

I acknowledge that this Agreement is my knowing and voluntary waiver of all rights or claims arising before I accept and return this Agreement, as indicated below. I understand and agreed that my waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Texas Commission on Human Rights Acts; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Texas Workers’ Compensation Act; the Texas Labor Code; the Employee Retirement Income Security Act of 1974, as amended; all state and federal statutes and regulations; and the common law, whether based in law or equity, in tort or contract. I further acknowledge and agree that my waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which I already am entitled.

I acknowledge and agree that Transocean has no obligation to reemploy, rehire or recall me, and promise that I shall not apply for re-employment with the Transocean Group.

For this Supplemental Waiver and Release Agreement, Transocean agrees to pay me $75,000, less applicable taxes and withholdings (the “Amount”). This Agreement becomes effective after I sign and return the signed Agreement per the instructions below.

I acknowledge and understand that I am not entitled to the Amount except in exchange for this Agreement. Therefore, I will not be paid the Amount unless I execute, date and return this Agreement to Transocean and do not revoke this Agreement within the next seven days after execution.

I warrant, acknowledge and agree that:

a.	My acceptance of this Agreement is completely voluntary;
b.	I have had the opportunity to consider this Agreement for twenty-one (21) days, though I understand I may accept sooner than 21 days if I choose;
c.	I am hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;
d.	if I accept this Agreement, I have 7 days following the execution of this Agreement to revoke my acceptance;
e.	this Agreement shall not become effective or enforceable until the 7-day revocation period has expired;
f.	I am receiving under this Agreement consideration of value in addition to anything to which I already am entitled;
g.	I do not waive any claims or rights that may arise after the date I sign and return this Agreement.

I acknowledge and agree that I have carefully read this Agreement and I represent, warrant and promise as follows:

a.	I understand this Agreement is my release and waiver of all claims, known and unknown, past or present;
b.	I have entered into this Agreement in exchange for Transocean’s promises in this Agreement, including to pay the Amount;
c.	I am fully competent to execute this Agreement, which I understand is a binding contract;
d.	I accept this Agreement of my own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing this Agreement;
e.	I execute this Agreement fully knowing its effect and voluntarily;
f.	I understand that Transocean is relying upon the truthfulness of the statements I make in this Agreement, and I understand that Transocean would not enter into this Agreement with me or pay me the Amount if I did not make each of the representations and promises contained in this Agreement.

This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

To accept this Agreement, I understand that I must sign the Acceptance of Agreement (below) and have the related Notarial Acknowledgement executed by a notary public. The fully executed Supplemental Waiver and Release Agreement should be delivered by hand to the Human Resources Department marked to the attention of                          or mailed to the following address:

Transocean Offshore Deepwater Drilling Inc. Attention: P.O. Box 2765 Houston, Texas 77252-2765

This Agreement will not be effective and no payment will be made unless the above procedure is strictly followed. I understand that if I have any questions concerning the procedure, I may call                              at                                     .

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

After having the opportunity to consider this Supplemental Waiver and Release Agreement, I knowingly and voluntarily choose to accept this Supplemental Waiver and Release Agreement and agree to be bound by it.

Accepted this                  day of                                         , 200    .

Employee’s Signature

NOTARIAL ACKNOWLEDGEMENT

STATE OF                               §

COUNTY OF                          §

BEFORE ME, the undersigned, on this day personally appeared                                                          , known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that such person executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this              day of                                 , 2009.

Notary Public in and for the State of